CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2020, relating to the financial statements and financial highlights of Clarkston Partners Fund, Clarkston Fund and Clarkston Founders Fund, each a series of ALPS Series Trust, for the year ended September 30, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings”, “Other Information about the Funds”, and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 8, 2021